Exhibit 10.32

AMENDMENT NO. 2 TO LEASE AGREEMENT
THIS AMENDMENT TO LEASE AGREEMENTS is made and entered into as of August 29, 2012, by and between THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation (“Lessor”), and MASIMO CORPORATION, a Delaware corporation (“Lessee”), with respect to the following facts:
RECITALS
A.     Lessor and Lessee have heretofore made and entered into that certain (i) Standard Industrial/Commercial Single-Tenant Lease - Modified Net (the “Lease”), dated April 30, 2009, with respect to those certain Premises located at 40 Parker, Irvine, (ii) California Standard Industrial/Commercial Single-Tenant Lease - Modified Net (the “Lease”), dated February 8, 2006, with respect to those certain Premises located at 50 Parker, Irvine, California, and (iii) Standard Industrial/Commercial Single-Tenant Lease - Modified Net (collectively, the “Leases”), dated April 30, 2009, with respect to those certain Premises located at 60 Parker, Irvine, California.

B.     Each of the Leases expires on September 30, 2014. In addition, each of the Leases contains an option to extend the expiration date five (5) years, provided, however, that if Lessee fails to notifY Landlord in writing on or before August 31, 2013, whether Lessee intends not to renew this Lease for an additional five (5) year term, then, at the election of Lessor, this Lease shall be automatically extended for an additional five (5)-year period.
C.     Lessee has informed Lessor that Lessee desires to extend the August 31, 2013, date by which Lessee must notify Lessor whether it intends to renew the Lease for an addition five (5) years Term an additional two (2) months, and Lessor has agreed to such extension on the terms and conditions set forth herein.
TERMS AND CONDITIONS
NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants contained herein, and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.     Extension of Lease Term. Lessor and Lessee agree that the Expiration Date of each of the Leases shall be extended from September 30, 2014, to November 30, 2014 (the “Extended Term”) on all of the same terms and conditions as set forth in each of said Leases.
2.     Extension of Date of Required Notice of Intent Not to Renew Lease. Notwithstanding anything to the contrary in any of said Leases, no later than October 31,2013, Lessee shall notify Landlord in writing whether Lessee intends not to renew each of said Leases for an additional five (5) year term. In the event Lessee fails to notify Lessor by said date that Lessee does not intend to renew each of said Leases, then, at the election of Lessor, each of said Leases shall be automatically extended for an additional five (5) year period in accordance with the terms of each of said Leases.

3.     No Other Changes. Except as expressly set forth herein, the Lease remains in full force and effect without any change or alteration of any nature whatsoever.
4.     Miscellaneous Provisions.
4.1 Captions. Any titles or captions contained in this Agreement are for convenience only and shall not be deemed to qualify the meaning of any provision herein.
4.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns.
4.3 Entire Agreement. This Agreement, together with any exhibits and any other documents necessary to effectuate the terms of this Agreement, contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and contains all of the terms and conditions thereof and supersedes all prior agreements and understandings relating to the subject matter hereof. No changes or modification of or additions to this Agreement shall be valid unless the same shall be in writing and signed by all parties hereto.
4.4 Severability. The provisions of this Agreement shall be deemed severable and the invalidity and unenforceability of anyone or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof.
4.5 Waiver. The failure of any party hereto to insist, in anyone or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition and the obligations of each party with respect thereto shall continue in full force and effect.
4.6 Fees and Expenses. The parties hereto shall each pay their own respective costs, fees and expenses, including, but not limited to, fees and expenses of counsel, accountants and other professionals, incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.
4.7 Attorneys’ Fees. If any party hereto commences an action against any other party hereto to enforce any of the terms hereof or because of the breach by any party hereto of any of the terms hereof, the losing or defaulting party shall pay the prevailing party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action (whether by arbitration or in court of law), and in connection with any action to collect any judgment rendered thereunder.
4.8 Construction. This Agreement has been reviewed by all parties hereto and their respective attorneys, and all parties have had a full opportunity to negotiate the contents hereof. The parties expressly waive any common law or statutory rule of construction that ambiguities be construed against the drafter of this Agreement.
4.9 Assignment. Except as otherwise expressly permitted hereunder, the rights and obligations of each party hereunder shall not be assignable without the prior written consent of the other parties hereto.

4.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.
4.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original without production of the others and all of which shall constitute one and the same instrument.
IN WITNESS WHEREOF, this Agreement has been entered into by the parties as of the date first above written.

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin

By: Northwestern Mutual Real Estate Investments, LLC, Delaware limited liability company, its wholly-owned affiliate and authorized representative

By:	/s/ Don Morton
Printed Name:	Don Morton
Its:	Director, Field Asset Management
Date:	September 3, 2013

MASIMO CORPORATION, a Delaware Corporation

By:	/s/ Yongsam Lee
Printed Name:	Yongsam Lee
Its:	EVP, Operations and CIO
Date:	August 29, 2013

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